Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-227366 on Form S-3 and Registration Statement No. 333-195969 on Form S-8 of our report dated February 22, 2018 (November 7, 2018 as to the effects of the retrospective impact related to the acquisition of the Development Assets, which represents a change in reporting entity resulting from a transaction between entities under common control, as described in Notes 1 and 3), relating to the consolidated financial statements of PBF Logistics LP and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an emphasis of a matter paragraph referring to the retrospective effects given for the Partnership’s acquisition of the Development Assets, which represents a change in reporting entity resulting from a transaction between entities under common control), appearing in this Current Report on Form 8-K of PBF Logistics LP for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
November 7, 2018